Exhibit 2.2

ASSET PURCHASE AGREEMENT

The Asset Purchase Agreement contains representations and warranties by the parties thereto. A party’s representations and warranties were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (ii) may have been qualified in the Asset Purchase Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Asset Purchase Agreement (provided that any specific facts that contradict the representations and warranties in the Asset Purchase Agreement in any material respect have been disclosed); (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Asset Purchase Agreement or such other date or dates as may be specified in the Asset Purchase Agreement.

This Asset Purchase Agreement (this “Agreement”) is entered into March 7, 2012 by and among Merus Labs International Inc., Suite 301 - 30 St. Patrick Street, Toronto, ON, Canada M5T 3A3 (“Purchaser”), and Cornerstone Therapeutics, Inc., a Delaware Corporation, with place of business at 1255 Crescent Green Drive, Suite 250, Cary, NC27518 (“Seller”).

RECITALS

WHEREAS, Seller is the owner of certain assets described in Article II below (the “Purchased Assets”), related to the products described on Exhibit A (the “Products”);

WHEREAS, the Parties desire that, at the Closing, Purchaser shall purchase from Seller all of the Purchased Assets and assume all of the Assumed Liabilities upon the following terms and conditions:

NOW, THEREFORE, the Parties hereby agree as follows:

Article I.

Definitions and Terms

1.1 Definitions. The following terms are used in more than one Article of this Agreement and have the following meanings. Other defined terms may occur in one Article only and are defined therein:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, ownership of more than fifty percent (50%) of the voting securities of such Person.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

“Ancillary Agreements” shall mean the Assignment and Assumption Agreement, the Bill of Sale, the License Amendment, the License Assignment, and the Transition Services Agreement.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement in the form attached as Exhibit B to this Agreement, providing for the assignment of the Assumed Contracts and Seller’s rights under purchase orders that are not fully satisfied prior to Closing.

“Assumed Contracts” shall mean the Transferred License and the other contracts set forth on Schedule 2.1(a).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Bill of Sale” shall mean the Bill of Sale in the form attached as Exhibit C to this Agreement.

“Books and Records” shall mean all files, documents, books, records, lists, procedures, manuals and other materials (in any form), regardless of whether created by Seller, acquired from third parties, maintained in Seller’s possession or control, including financial and accounting records; catalogues; competitive intelligence, advertising, detail aids, sales and promotional and marketing materials; training and educational materials; market research; business plans; price lists; correspondence; customer, mailing and distribution lists; referral sources; photographs; customer lists, supplier lists; call data; call notes; prosecution history, records and related files; purchasing materials and records; clinical data files; formulae and specifications used for design, manufacture, packaging and labeling; manufacturing, cGMP and quality control records and procedures (including batch records and batch samples); production data; process validation reports; stability data; blueprints; research and development files, records, data and laboratory books; the dossiers supporting any Product Registrations; other regulatory, medical affairs and pharmacovigilance records, including adverse event documentation and complaint documentation; intellectual property documentation and disclosures; service and warranty records; sales order files; website and other Internet content.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by Law or Governmental Order to close.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement pursuant to the terms of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Confidential Disclosure Agreement” shall mean that certain confidential disclosure agreement effective as of November 23, 2011 between Purchaser and Seller.

“GAAP” shall mean accounting principles generally accepted in the United States, as in effect from time to time.

“Governmental Authority” shall mean any supranational, national, federal, provincial, state or local judicial, legislative, executive, administrative or regulatory authority, board, commission, body or instrumentality.

“Governmental Authorization” shall mean any approval, certificate, clearance, consent, exemption, governmental order, license, permit, registration, variance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“Inventories” shall mean all inventories of active pharmaceutical ingredient, work in progress and finished goods of each Product owned as of the Closing by Seller, and shall include any samples.

“Law” shall mean any national, federal, territorial, state, provincial, regional, foreign, municipal or local law (including common law and civil law), statute, ordinance, rule, regulation, code, treaty, decree, ruling, directive or order, in each case, of, or issued by, any Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities, costs, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, due or to become due, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“License Agreement Assignment” shall mean the Assignment of the License and Option Agreement in the form attached as Exhibit E to this Agreement.

“License and Option Agreement” shall mean that certain License and Option Agreement entered on October 22, 2002, by and between LG Life Sciences, LTD and Genesoft Pharmaceuticals, LCC, and their successors and assigns, and as amended by Amendment No. 1 dated November 21, 2002, Amendment No. 2, dated December 6, 2002, Amendment No. 3 dated October 16, 2003, Amendment No. 4 dated March 31, 2005, Amendment 5, dated February 3, 2006, Amendment No. 6 dated February 3, 2006, Amendment No. 7, dated December 27, 2006, and the Binding Term Sheet dated September 2, 2009.

“Lien” shall mean, with respect to any property, right or other asset, any lien, security interest, option, mortgage, pledge, condition, assessment, restriction, adverse claim, levy, charge, hypothecation, easement, title retention clause, equitable interest, encumbrance, right of first refusal or other restriction or similar claim of any kind, character or description, whether or not of record, or any contract to give any of the foregoing, in respect of such property or asset.

“Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (i) the Purchased Assets taken as a whole or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that none of the following changes, effects, events, circumstances, occurrences or states of facts shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes or effects in general economic or financial conditions; (B) changes in Laws or GAAP; (C) changes or effects that generally affect the pharmaceutical industry; or (D) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism.

“Party” shall mean Purchaser or Seller individually, as the context so requires, and the term “Parties” shall mean, collectively, Seller and Purchaser.

“Person” shall mean an individual, a limited liability company, a joint venture, a corporation, a partnership, an association, a Governmental Authority, a trust or any other entity or organization.

“Product” or “Products” shall mean those products set out on Exhibit A.

“Product Liability” shall mean liability resulting from a claim by any individual or Governmental Authority that a Product has caused or is likely to cause injury or damage as a result of its being defective or inherently dangerous.

“Product Registrations” shall mean the Governmental Authorizations necessary to permit the development, manufacture, marketing, import, distribution, or sale of the Products.

[***]

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Regulatory Fees” shall mean all the regulatory fees paid by Seller to the FDA with respect to the federal fiscal year beginning October 1, 2011 in connection with the manufacture of the Products and set out in Section 5.15(f) of the Seller Disclosure Letter.

“Representatives” shall mean, with respect to each Party, its and its Affiliates’ respective parents, directors, officers, employees, attorneys, accountants, representatives, financial advisors, consultants, agents and others acting on their behalf.

“Retained Liabilities” shall have the meaning set forth in Section 2.4.

“Seller Disclosure Letter” shall mean the written disclosure letter delivered separately by Seller to Purchaser concurrently with the execution and delivery of this Agreement.

“Seller Names” shall mean the names, logos and trademarks of Seller and its Affiliates used with respect to the Products by Seller and its Affiliates prior to the Closing.

“Seller’s Knowledge” shall mean the actual knowledge of each of the persons listed as Named Executive Officers in Seller’s 2011 Proxy Statement filed with the Securities and Exchange Commission on Form 14A, after due inquiry.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

“Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, ad valorem, sales or use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Taxing Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

“Taxing Authority” shall mean any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Transferred License” shall mean the License and Option Agreement and all associated agreements referenced therein, as the same have been and shall have been amended through the Closing Date.

“Transition Services Agreement” shall mean the Transition Services Agreement executed by the parties as of the Closing date and attached as Exhibit D.

Article II.

Purchase and Sale

2.1 Purchase and Sale of Assets. At the Closing, Purchaser shall purchase and acquire from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to the following assets (the “Purchased Assets”):

(a)	the Assumed Contracts;

(b)	the Books and Records;

(c)	the Inventories;

(d)	the Product Registrations; and

(e)	all rights under purchase orders that are not fully satisfied prior to Closing.

2.2 Excluded Assets. Purchaser acknowledges and agrees that it is not acquiring any right, title or interest in, to or under any other assets, properties or rights of Seller or any of its Affiliates other than the Purchased Assets.

2.3 Assumed Liabilities. Purchaser agrees, effective at the Closing, to assume the following:

(a) all Liabilities to customers, suppliers or other third parties based solely on acts relating to the Purchased Assets arising or incurred after the Closing Date;

(b) all Liabilities, including product liabilities, arising out of or relating to any sale of the Product sold by Purchaser, an Affiliate of Purchaser, or a third party directed by Purchaser after the Closing Date;

(c) all Liabilities relating solely to the return of any Product, without regard to when such Product was sold, provided, however, that Purchaser shall not be responsible for any Product Liability related to or arising out of the distribution, including but not limited to sales, of Product prior to the Closing Date;

(d) all Liabilities arising out of or related to the Assumed Contracts for acts occurring after the Closing Date;

(e) all Taxes relating to a taxable period beginning after the Closing Date including, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date; and

(f) all Regulatory Fees relating to any period after the Closing Date.

2.4 Retained Liabilities.

(a) Except as set forth in Section 2.3, Seller shall retain and, as between Seller and Purchaser, be solely responsible for all Liabilities, including product liabilities, to all parties, including customers, suppliers or other third parties, relating to any sale or disposal of the Product before the Closing Date or relating to the Purchased Assets arising or incurred before the Closing Date, and all Liabilities to the extent such Liabilities are attributable to Seller’s breaches or defaults under an Assumed Contract that occurred prior to the Closing Date;

(b) The obligations of Seller to the trustee in bankruptcy of the estate of Seller’s predecessor, Oscient.

2.5 Purchase Price. In consideration of the sale and transfer of the Purchased Assets, Purchaser shall:

(a) pay to Seller at the Closing an amount (the “Closing Purchase Price”) equal to the sum of (i) [***] ([***]), plus (ii) the Estimated Inventories (subject to adjustment post-Closing pursuant to Section 2.6), plus (iii) the [***], such amount to be paid by wire transfer of immediately available funds in accordance with written instructions given to Purchaser by Seller. Seller agrees that the samples included in Inventory on Schedule 2.6 of this Agreement will be listed as zero cost to Purchaser. To be clear, Seller agrees to provide all samples remaining in Inventory at no cost to Purchaser; and

(b) assume, effective at the Closing, and thereafter satisfy and discharge the Assumed Liabilities.

2.6 Purchase Price Adjustment.

(a) At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Purchaser (i) a good faith estimate of the Inventories as of the Closing that have forward dating of a minimum of fifteen (15) months (the “Estimated Inventories”), valued according to the calculation methodology set out on Schedule 2.6. The Estimated Inventories shall be paid at the Closing.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

(b) Within forty-five (45) days after the Closing Date, Purchaser shall deliver to Seller (i) an unaudited statement of the Inventories delivered, and the resulting value calculated in accordance with Schedule 2.6 (the “Closing Date Inventories” and the “Inventories Statement”)

(c) During the thirty (30) day period following Seller’s receipt of the Inventories Statement, Seller shall be given access to the employees, working papers and other Books and Records of Purchaser for purposes of evaluating the Inventories Statement. Seller may notify Purchaser in writing of any disputed item within thirty (30) days after receipt of the Inventories Statement.

(d) If a notice of disputed items is timely delivered, Seller and Purchaser shall, during the thirty (30) day period immediately following the date of such delivery negotiate to resolve the disputed items. If the Parties are unable to reach agreement during the thirty (30) day period with respect to any item, such dispute shall be resolved according to the dispute resolution provisions of this Agreement.

(e) If the Final Inventories are greater than the Estimated Inventories, Purchaser shall, within five (5) Business Days after the determination of the Final Inventories, pay to Seller, by wire transfer of immediately available funds in accordance with written instructions given by Seller to Purchaser, the amount of such excess. If the Final Inventories are less than the Estimated Inventories, Seller shall, within five (5) Business Days after the determination of the Final Inventories, pay to Purchaser, by wire transfer of immediately available funds in accordance with written instructions given by Purchaser to Seller, the amount of such shortfall.

(f) All payments made pursuant to this Section 2.6 shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

2.7 Allocation of Purchase Price. The Parties agree that the Purchase Price (other than the Post Closing Regulatory Fee Amount) and Assumed Liabilities shall be allocated among the Purchased Assets on or after the Closing Date in the manner specified in Schedule 2.7, as mutually agreed to by the Parties. In the event that any Taxing Authority disputes the Parties allocation, each Party shall promptly notify the other Parties in writing of the nature of such dispute.

2.8 Taxes.

(a) United States Taxes - All transfer, documentary sales, use, value-added, gross receipts, stamp, registration or similar transfer Taxes incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees and other similar costs of Closing that may be imposed, payable, collectible or incurred in connection with this Agreement and the transactions contemplated hereby and payable to any local, state or Federal tax agency of the United States shall be paid by Seller. Purchaser and Seller shall cooperate in timely making all Tax returns as may be required to comply with applicable Laws.

(b) Canada Taxes - All transfer, documentary sales, use, value-added, gross receipts, stamp, registration or similar transfer Taxes incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Agreement, including all recording or filing fees and other similar costs of Closing that may be imposed, payable, collectible or incurred in connection with this Agreement and the transactions contemplated hereby and payable to any local, Province, or Federal tax agency of Canada shall be paid by Purchaser. Purchaser and Seller shall cooperate in timely making all Tax returns as may be required to comply with applicable Laws.

(c) All personal property Taxes and assessments on the Purchased Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date shall be prorated on a per diem basis between Purchaser and Seller as of the Closing. The amount of all such prorations payable by the Party that is not required to pay such Tax under applicable Law shall be paid to the Party required to pay such Tax under applicable Law fifteen (15) days before the date such Tax becomes due and payable and such amount shall be timely remitted to the applicable Taxing Authority; provided, however, that if such Tax has already been paid to the Taxing Authority prior to the Closing Date, then such amounts shall be paid on the Closing Date to the Party required to pay such Taxes under applicable Law.

(d) Each Party shall cooperate and otherwise take commercially reasonable efforts to obtain appropriate exemptions for or refunds of such Transfer Taxes or property Taxes and to minimize any such Transfer Taxes or property Taxes.

2.9 Risk of Loss. Prior to the Closing, any loss or damage to the Purchased Assets from fire, casualty or otherwise shall be the sole responsibility of Seller. Thereafter, any such loss or damage shall be the sole responsibility of Purchaser.

2.10 Coupon Prefund Balance. Purchaser acknowledges that the amounts set out in Schedule 2.10 reflect cash balances of deposits and pre-paid amounts that were on hand with any provider of coupon related services as of February 29, 2012 (the “Provisional Coupon Prefund Balance”). Within forty-five (45) days after the Closing Date, Purchaser shall deliver to Seller a statement of the actual cash balances that were on hand with any provider of coupon related services as of the Closing Date (the “Closing Coupon Prefund Balance”). On the date six months following the Closing Date, Purchaser shall pay to Seller an amount equal to the Closing Coupon Prefund Balance, by wire transfer of immediately available funds in accordance with written instructions given by Seller to Purchaser.

Article III.

Closing

3.1 Closing Date. The Closing shall take place at such time and place as the Parties may mutually agree but shall not be unreasonably delayed. The date on which the Closing occurs is referred to as the “Closing Date.”

3.2 Closing Deliverables.

(a)	At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(i)	to the extent it is practicable to do so, physical possession of the Inventories; and

(ii)	an executed counterpart of each of the Ancillary Agreements.

(b)	At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(i)	the Closing Purchase Price pursuant to Section 2.5; and

(ii)	an executed counterpart to each of the Ancillary Agreements;

Article IV.

Transfer of Product Registrations and Delivery of Books and Records

4.1 Notice to FDA. On the Closing Date, Seller shall deliver a letter or letters to the FDA transferring the rights to the Product Registrations to Purchaser (or its designate) and a letter or letters to the FDA, notifying it of the transfer of the Product Registrations to Purchaser (or its designate), as well as any similar letters to any other applicable Regulatory Agencies Governmental Authority. On the Closing Date, Purchaser shall deliver a letter or letters to the FDA assuming responsibility for the Product Registrations from Seller and a letter or letters to the FDA, notifying it of the transfer of the Product Registrations from Seller to Purchaser (or its designate), as well as any similar letters to any other applicable Regulatory Agencies. Notwithstanding any delay in transferring the rights to the Product Registrations to Purchaser (or its designate), as between the Parties, Purchaser shall be exclusively responsible for, and shall discharge all liabilities related to, the manufacture, packaging, labeling, promotion, handling or sale of the Products by or on behalf of Purchaser after the Closing.

4.2 Books and Records Delivery. As soon as practical after the Closing Date and in no event after the expiration of the Transition Services Agreement, Seller shall deliver to Purchaser (or its designate), in physical and electronic form, all Books and Records prepared in connection with, supporting or otherwise relating to the Product or Product Registrations, including all correspondence between Seller or any of its representatives and the applicable Governmental Authority, all currently approved or required packaging or labeling and any other existing files and dossiers, in each case to the extent relating to any Product Registration or to the underlying data or information used to support, maintain or obtain marketing authorization of the underlying Product.

4.3 Commercially Reasonable Efforts. Seller shall use all commercially reasonable efforts to complete the transfer of each Product Registration as promptly as practicable after the Closing. Purchaser and its Affiliates shall use all commercially reasonable efforts to assist Seller in the transfer of the Product Registrations, accept the transfer of the Product Registrations and formalize with Seller and any applicable Governmental Authority, as promptly as practicable after the Closing Date, all necessary documents. Following such transfer, Seller shall not retain any rights in any Product Registration.

Article V.

Representations and Warranties of Seller

Seller represents and warrants to Purchaser as follows:

5.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

5.2 Authority. Seller has all requisite company or corporate power and authority to own and operate the Purchased Assets, to execute and deliver this Agreement and the Ancillary

Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Ancillary Agreements and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by all requisite company or corporate action on the part of Seller.

5.3 Non-Contravention. As set forth on Schedule 5.3 of Seller’s Disclosure Letter, the execution and delivery of, and the performance of the actions contemplated by this Agreement and each Ancillary Agreement by Seller, will not violate any provision, conflict with, or result in the breach of any Assumed Contract, or result in a breach of any applicable Law.

5.4 Governmental Authorization. Seller has obtained all Governmental Authorizations required by or with respect to Seller or the Purchased Assets in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

5.5 Financial Information. The financial information set forth in Section 5.5 of the Seller Disclosure Letter fairly presents, in all material respects, for the periods indicated, the net sales and product contribution (each as described therein) of the Products in accordance with GAAP, consistently applied throughout the periods involved.

5.6 Absence of Material Changes. Since December 31, 2011, except as set forth in Section 5.6 of the Seller Disclosure Letter:

(a) there has not been any Material Adverse Effect; and

(b) Seller has not engaged in any activity that would reasonably be expected to result in sales that are materially in excess of normal customer purchasing patterns.

5.7 Legal Proceedings. There is no pending or, to the Seller’s Knowledge threatened, complaint, claim, action, suit, case, litigation, proceeding, charge, criminal prosecution, investigation, arbitration, mediation or alternative dispute resolution proceeding by or before a Governmental Authority relating to the Purchased Assets.

5.8 Compliance with Laws.

(a) Seller has been during the past three (3) years in compliance in all material respects with, and, to the Seller’s Knowledge, is not under investigation by a Governmental Authority with respect to any material violation of, any Law applicable to the Purchased Assets.

(b) All Product Registrations have been duly obtained and are in full force and effect, and Seller is in compliance in all material respects with each Product Registration held by it with respect to the Products.

5.9 Assumed Contracts.

(a) The Assumed Contracts are valid and binding agreements of Seller and are in full force and effect; to Seller’s Knowledge, no party thereto is in default or breach in any material respect under the terms of, or has provided any written notice of any intention to terminate or modify, any Assumed Contract.

(b) Seller has provided Purchaser a complete and accurate copy of each Assumed Contract, including all modifications and amendments thereto and waivers thereunder.

5.10 Intellectual Property.

(a) To the Seller’s Knowledge, Seller is the sole and exclusive licensee of all the intellectual property covered by the Transferred License. Except as set forth in Section 5.10 of the Seller Disclosure Letter, Seller has not granted any rights or licenses of any kind relating to any such intellectual property and has not itself challenged the validity of such intellectual property.

(b) To Seller’s Knowledge, except as set forth in Section 5.10 of the Seller Disclosure Letter, no third party is infringing any intellectual property covered by the Transferred License.

(c) To Seller’s Knowledge, the manufacture and sale of the Products does not infringe any intellectual property of any Person.

(d) To Seller’s Knowledge, Seller has all necessary rights to grant to Purchaser the rights to the Seller Names pursuant to Section 7.

5.11 Title to Purchased Assets. Seller owns the Purchased Assets free and clear of all Liens, and in particular, there are no liens against any of the Purchased Assets that secure the obligations of Seller to the trustee in bankruptcy of the estate of Seller’s predecessor, Oscient.

5.12 Inventories. All Inventories that are finished goods conform to all applicable specifications in, and, to Seller’s Knowledge, have been manufactured in compliance with, all applicable Governmental Authorizations.

5.13 Suppliers. There are no suppliers of Inventory other than those that are party to Assumed Contracts.

5.14 Tax Matters.

(a) Seller has paid on a timely basis all Taxes relating to the Purchased Assets that are due and payable. There are no Liens with respect to Taxes on any of the Purchased Assets, other than statutory Liens for current Taxes not yet due and payable.

(b) There are no pending or, to the Seller’s Knowledge, threatened audits, investigations, disputes, notices of deficiency, claims or other actions or proceedings for or relating to any Taxes of Seller which would reasonably be expected to result in any Liens on any Purchased Asset or result in any material liability of Purchaser for any Tax.

5.15 Regulatory Matters.

(a) Seller holds all Product Registrations required by any Governmental Authority and all such Product Registrations are valid and in full force and effect. There has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to any Governmental Authority any right of termination or cancellation of any Product Registration. To Seller’s Knowledge, no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Product Registration, except as would not be material with respect to the Products and the Purchased Assets.

(b) Seller has completed and filed all reports, documents, claims, permits and notices required by any Governmental Authority in order to maintain the Product Registrations. To Seller’s Knowledge, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Seller, nor to Seller’s Knowledge, any representative or distributor of Seller has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or any similar Law.

(c) Seller has not voluntarily or involuntarily initiated or caused to be initiated any recall “dear doctor” letter relating to an alleged lack of safety, efficacy or regulatory compliance of any Product.

(d) Neither Seller nor, to Seller’s Knowledge, any other Person has received any written notice that any Governmental Authority has:

(a)	commenced, or threatened to initiate, any action to request the recall of any Product;

(b)	commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any Product; or

(ci)	issued any demand letter, finding of deficiency or non-compliance or adverse inspection report (including any FDA Form 483s, FDA Notices of Adverse Findings, Untitled Letters, or Warning Letters) in respect of any Product, except as would not be material with respect to the Products and the Purchased Assets.

(e) Except as set forth in Section 5.15(e) of the Seller Disclosure Letter, in the past three (3) years, no Seller or, to the Seller’s Knowledge, any other Person has received any warning letter from the FDA or any other Governmental Authority regarding inappropriate advertising or marketing of any Product or any written notice of any actual or potential violation of Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) The Regulatory Fees were timely paid by Seller prior to the Closing Date with respect to the Products for the federal fiscal year ending September 30, 2012 and Section 5.15(f) of the Seller Disclosure Letter sets forth the basis for the calculation of such fees.

(g) In the past three (3) years, except as set forth in Section 5.15(g) of the Seller Disclosure Letter, there have been no material audits, inspections or, to the Seller’s Knowledge, investigations of records by a Governmental Authority (other than in respect of Taxes) relating to the Purchased Assets.

5.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Article VI.

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows:

6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Business Corporations Act of British Columbia, Canada.

6.2 Authority; Binding Effect. Purchaser has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Purchaser.

6.3 Non-Contravention. The execution and delivery of, and the performance of the actions contemplated by this Agreement and each Ancillary Agreement by Purchaser will not violate any applicable Law.

6.4 Governmental Authorization. Purchaser has obtained all Governmental Authorizations required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

6.5 Condition of the Purchased Assets. Purchaser is knowledgeable about the industry in which Seller conducts its business with respect to the Products. Purchaser acknowledges and agrees that (i) it is purchasing the Purchased Assets and assuming the Assumed Liabilities based on the results of its own independent investigations and the representations and warranties of Seller expressly set forth in this Agreement, and not on any representation or warranty of Seller or any of its Representatives not expressly set forth in this Agreement and (ii) except as otherwise set forth in this Agreement, the Purchased Assets are sold “as is, where is” and Purchaser accepts the Purchased Assets in the condition they are in and at the place where they are located on the Closing, subject to the terms and conditions hereof. In light of these investigations and the representations and warranties expressly made to Purchaser by Seller herein, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those expressly set forth in this Agreement. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement. ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR APPLICABLE FOREIGN LAWS), ARE HEREBY WAIVED BY PURCHASER.

6.6 Broker. A broker, finder or investment banker is entitled to a brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is responsible for any such fee or commission set forth in this subsection 6.6.

Article VII.

Covenants

7.1 Information and Documents.

(a) For so long as the Transition Services Agreement is in effect, upon reasonable advance notice in writing and to the extent permitted by applicable Law, Seller shall permit Purchaser and its Representatives to have reasonable access, during normal business hours, to the properties, assets, agreements, Books and Records and personnel of Seller relating to the Purchased Assets as may reasonably be requested by Purchaser.

(b) Purchaser and Seller will retain all Books and Records pertinent to the Purchased Assets relating to Tax matters until the expiration of the applicable period for assessment under applicable Laws (giving effect to any and all extensions or waivers), and, if relating to other than Tax matters, for the period specified under such retaining Party’s document retention policy or, if longer, the longest period specified under applicable Laws.

7.2 Trade Notification. Seller and Purchaser shall consult with each other on the timing, method, form and content of notifications to customers and suppliers of the transactions contemplated by this Agreement, and shall consider in good faith any comments or proposed changes received from the other.

7.3 Use of Seller Names. Seller hereby grants Purchaser the non-exclusive right and license to use the Seller Names solely to the extent necessary to allow Purchaser to market, distribute and sell the Products, utilizing the labels and packaging and coupons included in the Purchased Assets bearing such Seller Names. Such right and license shall extend after the Closing Date until such a date when the Inventory is exhausted.

7.4 Further Assurances. Following the Closing and, for no further consideration, each of the Parties shall, and shall cause its Affiliates to, execute, acknowledge and deliver such assignments, transfers, consents, assumptions and other documents and instruments and take such other commercially reasonable actions as may reasonably be requested to assign, convey or transfer to or vest in Purchaser and its designated Affiliates the Purchased Assets and the Assumed Liabilities contemplated by this Agreement to be transferred or assumed.

7.5 Assistance in Collecting Certain Amounts. From and after the Closing Date, Purchaser shall remit promptly to Seller any payments or other sums received by Purchaser that relate to any sales, shipments or other matters occurring before the Closing Date or that otherwise are properly for Seller’s account.

7.6 Bulk Transfer Laws. Purchaser acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws and hereby waives compliance therewith. Seller acknowledges that Purchaser and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws and hereby waives compliance therewith.

7.7 Licenses and Additional Rights. To the extent that Seller has any right, asset or other property, whether tangible or intangible, but excluding any contract, license, agreement or commitment, that is necessary with respect to the Products and the Purchased Assets following the Closing in a manner consistent with Seller’s conduct with respect to the Products and the Purchased Assets as of the date hereof, and would be a Purchased Asset hereunder but for the fact such right, asset or other property is not used primarily with respect to the Products by Seller prior to the Closing, Seller shall use commercially reasonable efforts to enter into an arrangement under which Purchaser is provided the benefits of such right, asset or other property and assumes any related obligations, provided, however that Seller shall have no obligation to make any payments to third parties in performing its obligations under this Section 7.7.

Article VIII.

Indemnification

8.1 Indemnification by Seller. Subject to the provisions of this Article VIII, Seller will defend, indemnify and hold harmless Purchaser, its successors and assigns (each a “Purchaser Indemnified Party”), from and against any and all penalties, assessments, fines, fees, suits, actions, causes of action, judgments, Taxes, awards and Liabilities, including reasonable attorneys’ fees (collectively, “Losses”) arising from or relating to the following:

(a)	any Retained Liability as defined in section 2.4 of this Agreement;

(b)	any breach by Seller of any of its covenants or agreements contained in this Agreement; and

(c)	any breach of any representation or warranty of Seller contained in this Agreement.

8.2 Indemnification by Purchaser. Subject to the provisions of this Article VIII, Purchaser agrees to defend, indemnify and hold harmless Seller, its successors and assigns (each a “Seller Indemnified Party”), from and against any and all Losses arising from or relating to the following:

(a)	any Assumed Liability as defined in section 2.3 of this Agreement;

(b)	any breach by Purchaser of any of its covenants or agreements contained in this Agreement; or

(c)	any breach of any representation or warranty of Purchaser contained in this Agreement.

8.3 Notice of Claims. If any of the Persons to be indemnified under this Article VIII (the “Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify the Party from whom indemnification is sought (the “Indemnifying Party”) promptly in writing, describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any claim, action, suit or proceeding (in equity or at law) is instituted by a third party with respect to which the Indemnified Party intends to claim any Loss under this Article VIII (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such claim, action, suit or proceeding and offer to tender to the Indemnifying Party the defense of such claim, action, suit or proceeding. A failure by the Indemnified Party to give notice and to offer to tender the defense of any claim, action, suit or proceeding in a timely manner pursuant to this Section 8.3 shall not limit the obligation of the Indemnifying Party under this Article VIII, except to the extent such Indemnifying Party is actually prejudiced thereby.

8.4 Third-Party Claims.

(a) If an Indemnified Party gives notice pursuant to Section 8.3 of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith upon advice of outside counsel that joint representation would be inappropriate), to assume the defense of such Third-Party Claim with counsel of its choice. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third-Party Claim, (w) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (x) no compromise or settlement of such Third-Party Claim may be effected by the Indemnified Party without the Indemnifying Party’s consent, (y) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission that the Indemnified Party violated any Law or any rights of any Person and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (z) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party.

(b) The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third-Party Claim through counsel chosen by the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnified Party.

(c) With respect to any Third-Party Claim subject to indemnification under this Article VIII, (i) each of the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other fully informed in all material respects of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other to defend any Third-Party Claim.

8.5 Survival. The representations and warranties contained herein shall survive for eighteen (18) months following the Closing Date. Any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party on or prior to the first anniversary of the Closing Date shall survive until finally resolved.

8.6 Limitations on Indemnification of Purchaser Indemnified Parties.

(a) An Indemnified Party shall not be entitled to indemnification under Section 8.1(c), (i) for any individual item or series of related items where the Loss relating thereto is less than [***] (the “De Minimis Limitation”) and (ii) in respect of each individual item or series of related items where the Loss relating thereto is equal to or greater than the De Minimis Limitation, unless the aggregate amount of all such Losses exceeds an amount equal to [***] (the “Deductible”), in which event Seller shall be required to pay only the amount of such Losses that exceed the Deductible.

(b) The Purchaser Indemnified Parties shall have no right to recover any amounts under Section 8.1(c) in excess of [***] (the “Cap”), unless the breach of representation or warranty for which such indemnity is sought results in the inability of Purchaser to assume and practice the rights of Licensee under the License and Option Agreement (a “Fundamental Breach”). In the event that the Purchaser seeks indemnity for a Fundamental Breach, the Cap shall be increased to [***].

8.7 Losses Net of Insurance.  The amount of any Loss for which indemnification is provided under Section 8.1 or Section 8.2 shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, any tax benefits actually realized relating to the Purchased Assets (including the utilization of a Tax loss or Tax credit carried forward) by the Indemnified Party and (ii) any insurance proceeds actually received as an offset against such Loss, in each case, after deducting any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks.

8.8 Right of Setoff. Upon notice specifying in reasonable detail the basis therefor, either Purchaser or Seller may set off any amounts due or payable pursuant to this Article VIII against amounts otherwise due or payable under this Agreement. The exercise of such right of setoff by Purchaser or Seller in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder.

8.9 Sole Remedy. Subject to Section 10.11, each Party acknowledges and agrees that the remedies provided for in this Article VIII shall be its sole and exclusive remedy with respect to the subject matter of this Agreement. Notwithstanding anything to the contrary contained in the foregoing, nothing herein shall (a) limit the liability of any Party for knowing and intentional fraud or willful misconduct or (b) prevent or restrict any Person who is a party to any Ancillary Agreement from obtaining monetary damages or any other legal or equitable relief in connection with the breach of such agreement.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

8.10 Indemnity Payments. In the event that any Party agrees to or is determined to have an obligation to reimburse the other Party for Losses as provided in this Article VIII, the Indemnifying Party shall promptly pay such amount to the Indemnified Party in U.S. dollars via wire transfer of immediately available funds to the accounts specified in writing by the Indemnified Party. All payments made pursuant to this Article VIII shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

8.11 No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS OR INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER OR THEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DAMAGES WERE ACTUALLY PAID TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM.

Article IX.

Product Returns, Rebates and Chargebacks

9.1 NDC Numbers. Purchaser shall use commercially reasonable efforts to establish its own National Drug Code (“NDC”) numbers with respect to the Products as soon as practicable after the Closing. Purchaser shall begin to use the new NDC numbers for the Products as soon as practicable after receiving them.

9.2 Product Returns.

(a) Purchaser shall, or shall cause all of its distributors to, process and be financially responsible for all returns of Products made after the Closing Date. To be clear, Purchaser shall not be responsible for any Product Liability related to or arising out of the distribution of Product prior to the Closing Date.

(b) For any Product that is returned to Seller, Seller will promptly seek Buyer’s instructions for disposition, at Buyer’s expense, of such returned Product, and if such instructions are not received within thirty (30) days, Seller will destroy, or cause to be destroyed, all such Product and will provide Purchaser a report of such Product returned, including documentation sufficient to determine any appropriate customer reimbursement or credit and Seller’s invoice and reasonable documentation regarding any out-of-pockets costs for such destruction. Any reimbursement or credit shall be processed according to Purchaser’s then-current returned goods policy. Purchaser shall reimburse Seller for any out-of-pockets costs for destruction of returned Product within thirty (30) days of receipt of Seller’s invoice therefor.

9.3 Government Rebates. Responsibility for rebates pursuant to any government rebate programs with respect to government claims for Products (“Government Rebates”) shall be allocated between Seller and Purchaser as follows:

(a) Seller shall be responsible for all Government Rebates with respect to Products dispensed to patients on or prior to the Closing Date.

(b) Purchaser shall be responsible for all Government Rebates with respect to Products dispensed to patients beginning on the day following the Closing Date.

(c) Purchaser shall have the right to request through Seller any claims level data (dispense date) contained in any report from a state rebate program which shall be used for purposes of determining the date of such claim or for state rebate dispute purposes. In the event Purchaser determines an invoice or claim for a Government Rebate should be disputed, Seller shall cooperate with Purchaser to dispute such claim or invoice.

(d) To the extent that information related to Government Rebates is received with respect to the calendar quarter that includes the Closing Date, and such information does not include a dispense date, (i) Seller shall be responsible for the amount of such Government Rebates which shall be equal to the product of (x) a fraction, the numerator of which is the number of days in the period beginning the first day of such calendar quarter and ending on the Closing Date, and the denominator of which is the number of days in such calendar quarter, and (y) the amount of the Government Rebate and (ii) Purchaser shall be responsible for the amount of such Government Rebates which shall be equal to the product of (x) one (1) minus the fraction determined pursuant to clause (i)(x) above and (y) the amount of the Government Rebate.

9.4 Commercial Rebates. Responsibility for commercial rebates with respect to Products (“Commercial Rebates”) shall be allocated between Seller and Purchaser as follows:

(a) Seller shall be responsible for all Commercial Rebates with respect to Products dispensed to patients on or prior to the Closing Date.

(b) Purchaser shall be responsible for all Commercial Rebates with respect to Products dispensed to patients beginning on the date following the Closing Date.

(c) To the extent that information related to Commercial Rebates is received with respect to the calendar quarter that includes the Closing Date, and such information does not include a dispense date, (i) Seller shall be responsible for the amount of such Commercial Rebates which shall be equal to the product of (x) a fraction, the numerator of which is the number of days in the period beginning the first day of such calendar quarter and ending on the Closing Date, and the denominator of which is the number of days in such calendar quarter, and (y) the amount of the Commercial Rebate and (ii) Purchaser shall be responsible for the amount of such Commercial Rebates which shall be equal to the product of (x) one (1) minus the fraction determined pursuant to clause (i)(x) above and (y) the amount of the Commercial Rebate.

9.5 Chargeback Claims. Seller shall be financially and legally responsible for all chargeback claims (“Chargeback Claims”) related to Products sold by each wholesale and account-level customer (including hospitals, health systems and integrated delivery networks), as evidenced in the invoice date within the Chargeback Claims, prior to the Closing Date. Purchaser shall process and be financially and legally responsible for all Chargeback Claims related to Products sold by each wholesale and account-level customer (including hospitals, health systems and integrated delivery networks) on or after the Closing Date. The date on which Products shall be deemed to have been sold pursuant to the preceding sentence shall be the date on which it was shipped by the applicable wholesaler. Notwithstanding the foregoing, the Parties acknowledge that the VA National Acquisition Center must approve the removal of Products from Seller’s Federal Supply Schedule before the responsibility of processing such claims is transferred from Seller to Purchaser. Until such approval is obtained, Seller shall continue to be responsible for processing the Federal Supply Schedule Chargeback Claims on Purchaser’s behalf, and Purchaser shall reimburse Seller for same. Purchaser and Seller agree that (A) Seller’s financial liability for the Chargeback Claims shall be limited to those commercial customers with which Seller has chargeback obligations as of the Closing Date, and (B) any such chargebacks issued by Seller shall be made in accordance with terms and conditions of Seller’s obligations as of the Closing Date with respect to each customer and shall be solely based on the terms and conditions of Seller’s agreements with the respective customer, as such terms and conditions existed as of the Closing Date. Seller shall utilize records from third party rebate administrators to demonstrate which chargebacks relate to Products sold by a wholesaler or distributor, as evidenced in the invoice date within the Chargeback Claims, prior to the Closing Date for purposes of determining Seller’s obligation.

9.6 Misdirected Claims.

(a) If Purchaser or Seller (the “Non-Responsible Party”) receives an invoice with respect to a Government Rebate, a Commercial Rebate or a Chargeback Claim that is the responsibility of the other Party (the “Responsible Party”), such Non-Responsible Party shall promptly provide a copy of such invoice to the Responsible Party and such Responsible Party shall have fifteen (15) days following receipt of such invoice to notify the Non-Responsible Party that it intends to dispute such invoice. If the Responsible Party does not so notify the Non-Responsible Party within such fifteen (15) day period, such Non-Responsible Party shall be permitted to remit payment in respect of such invoice on the Responsible Party’s behalf and the Responsible Party shall reimburse the Non-Responsible Party for such payment. If the Responsible Party provides such notice to the Non-Responsible Party within such fifteen (15) day period then the Responsible Party shall promptly initiate a dispute of such invoice at its sole cost and expense and shall be liable for all reasonable costs and expenses (including reasonable attorney fees) of the Non-Responsible Party required to prosecute the disputed invoice. In the event that an invoice is disputed under this Section by the Responsible Party, the Non-Responsible Party shall not remit payment in respect of such invoice without the Responsible Party’s prior written consent; provided, however, that any late fees, interest or other penalties that are ultimately owing due to delayed payment on such invoice shall be satisfied by the Responsible Party; and provided further that notwithstanding the foregoing, the Non-Responsible Party may, in its sole discretion, pay any such disputed invoice without the consent of the Responsible Party, but in such case the Non-Responsible Party shall be entitled to reimbursement by the Responsible Party only with respect to amounts if any, that are finally owing following settlement of the related dispute.

(b) To the extent that a Non-Responsible Party remits a payment payable by the Responsible Party, the Responsible Party shall reimburse the Non-Responsible Party on or before the date that is thirty (30) days following receipt of such invoices from such Non-Responsible Party; provided, however, that such invoices describe in reasonable detail the payments made by such Non-Responsible Party.

9.7 Reporting.

(a) Each Party shall use its commercially reasonable efforts to (A) file all necessary documentation with Governmental Authorities required as a result of the transactions contemplated by this Agreement (including any necessary documentation with Medicaid, Medicare Part D, PHS 340B, TriCare and VA/DOD) and (B) reasonably assist the other Party in implementing the allocation of liability and financial and legal responsibility set forth in this Section 7.13.

(b) With respect to the reporting of Average Manufacturer Price (as defined in the Social Security Act, 42 U.S.C. §1396r-8(k)) and Best Price (as defined in the Social Security Act, 42 U.S.C. § 1396r-8(c)(1)(C)), or other data or information regarding sales, timing and pricing, for the Products as required by the applicable Governmental Authority, each Party will in a timely manner provide to the other Party any information required to comply with its reporting requirements as determined by the other Party in its reasonable discretion. Each Party warrants that all information provided to the other Party pursuant to this Section will be complete and accurate in all material respects and that the other Party may rely upon such information in fulfilling its regulatory reporting obligations. The Parties agree to cooperate with each other to correct in a timely manner any inaccuracies and deficiencies in such information identified by either Party. Each Party shall treat the information provided to such Party from the other Party under this Section as confidential information of the other Party and agrees that such disclosure is solely for the purpose of enabling such Party to comply with its regulatory reporting obligations. Each Party agrees to use commercially reasonable efforts to limit access to such information by its employees and advisers to those who are responsible for reporting such information or otherwise have a need to know in connection with such purpose and expressly shall use its reasonable efforts to not allow access to such information to any personnel responsible for the marketing or the setting of prices for the applicable Products.

Article X.

Miscellaneous

10.1 Notices. Notices or other communications required or permitted hereunder shall be deemed to have been sufficiently given (a) four (4) Business Days following deposit in the mails if sent by registered or certified mail, postage prepaid; (b) when sent, if sent by facsimile transmission; (c) when delivered, if delivered personally to the intended recipient; and (d) one (1) Business Day following deposit with an overnight courier service, in each case addressed as follows:

to Seller:

Cornerstone Therapeutics, Inc

1255 Crescent Green Drive

Cary, NC 27518

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Attention: David B. Clement

to Purchaser:

Merus Labs International Inc.

Suite 301 - 30 St. Patrick Street

Toronto, ON, Canada M5T 3A3

Phone : 416-593-3725

Attention: Mr. Elie Farrah, President

10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and Seller and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3 Assignment. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that each Party may, without any other Party’s consent, assign its rights or obligations to an Affiliate; provided, however, that no such assignment by any Party shall relieve such Party of any of its obligations hereunder.

10.4 Entire Agreement. This Agreement, together with the Ancillary Agreements, contains the entire agreement among the Parties with respect to the subject matters hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidential Disclosure Agreement, which shall remain in full force and effect for the term provided for therein.

10.5 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

10.6 Public Disclosure. Any press releases announcing the execution of this Agreement or the consummation of the transactions contemplated hereby shall be issued in such form as mutually agreed upon by Seller and Purchaser. Except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of Purchaser or Seller are listed, if any (in which case such Party shall promptly notify the other Parties and provide the other Parties with a copy of the contemplated disclosure prior to submission or release, as the case may be, unless notifying is impracticable due to circumstances beyond such Party’s control), no other press release or similar public announcement or communication shall, at any time, be made by Purchaser or Seller or caused to be made by them concerning this Agreement or the transactions contemplated hereby unless the disclosing Party shall have consulted with the other Parties in advance with respect thereto and such other Parties consent in writing to such release, announcement or communication. Notwithstanding anything to the contrary in the foregoing, each Party shall be permitted to make such releases or public announcements or communications to the extent consistent with previous disclosures made in accordance with Section 10.6.

10.7 Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

10.8 Governing Law; Jurisdiction; No Jury Trial.

(a) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the Laws of the State of New York, without regard to the choice of Law principles thereof.

(b) Each Party consents to the exclusive jurisdiction of the Federal and State courts located in New York City, New York for any action to compel arbitration, in aid of arbitration or to maintain the status quo or prevent irreparable harm prior to the appointment of the Arbitrator, and to the non-exclusive jurisdiction of such courts for enforcement of any arbitral award rendered in accordance with Section 10.10 herein. Each of the Parties (i) consents to the jurisdiction of each such court in any such suit, action or proceeding, (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Laws or court rules governing service of process as well as in the manner provided for the giving of notices in Section 10.1.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH ACTION PERMITTED HEREUNDER.

10.9 Arbitration; Mediation.

(a) Any dispute, controversy or claim involving any Party or its Affiliates arising out of or relating to this Agreement or any Ancillary Agreements (a “Dispute”), shall first be submitted to a senior business person of each of Purchaser and Seller, each with authority to resolve the Dispute. If such Persons cannot resolve the Dispute within thirty (30) days after notice of a Dispute, either Party may submit such Dispute to nonbinding mediation in accordance with the Commercial Mediation Procedures of the American Arbitration Association (“AAA”). Such mediation shall be attended on behalf of each Party by a senior business person with authority to resolve the Dispute. Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation. The costs of mediation shall be shared equally by the parties to the mediation.

(b) Any Dispute that cannot be resolved for any reason by mediation within sixty (60) days of notice by one Party to the other of the existence of a Dispute (unless the Parties agree in writing to extend that period) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the AAA (“AAA Rules”) and the Federal Arbitration Act, 9 U.S.C. §1 et seq. The arbitration shall be conducted in New York City, New York. There shall be a panel of three (3) arbitrators (hereinafter “the Panel”) appointed in accordance with the following. Each party will select one independent, impartial and conflicts-free neutral, and those two neutrals will select a third independent, impartial and conflicts-free neutral. None of the neutrals selected for the Panel may be current or former employees, officers, or directors of each party, its subsidiaries or Affiliates. The arbitration shall be conducted over the course of consecutive business days and weeks.

(c) The Panel shall decide the Dispute in accordance with the substantive law of New York. THE PANEL SHALL NOT AWARD EITHER PARTY NON-COMPENSATORY, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, UNLESS SUCH PARTY IS SEEKING SUCH TYPE OF DAMAGES ON THE BASIS THAT IT WAS REQUIRED TO PAY SUCH TYPE OF DAMAGES TO A THIRD PARTY. The award of the Panel may be entered in any court of competent jurisdiction.

(d) The costs of the arbitration including the fees and expenses of the Panel and reasonable attorneys’ fees and expenses shall be borne by the non-prevailing Party and awarded by the Panel in the award. In determining the reasonableness of the attorneys fees the Panel shall take into account all relevant facts and circumstances, including but not limited to the amount of damages sought and the amount of the award.

10.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, upon such Party.

10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be original signatures for all purposes.

10.12 Headings. The heading and section references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

10.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.14 Currency. All monies set forth in this Agreement are to be properly paid in United States currency.

10.15 Guaranty. The Purchaser agrees that if at any time it transfers all or any substantial part of its assets to a related or successor company, it will so notify Seller, and, if Seller so reasonably requests, arrange, on behalf of itself, its Affiliates, and its and its Affiliates’ successors and assigns, for such related or successor company to guarantee to Seller the performance by Purchaser of all of Purchaser’s duties and obligations under this Agreement, including repurchase of returned Products and other payment obligations, defense and indemnity obligations, and payment of all damages, liability, costs, expenses and other amounts that may be payable by Seller, or recoverable by Purchaser from Seller by virtue of this Agreement, and to agree to immediately perform any duties and obligations under this Agreement in the event Purchaser fails to do so when due upon written demand by Seller.

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Purchaser:

By	/s/ Ali Moghaddam
	Name:	Ali Moghaddam
	Title:	Vice President

Seller:

By	/s/ Andrew Powell
	Name:	Andrew Powell
	Title:	EVP

EXHIBIT AND SCHEDULE INDEX

Exhibits:
Exhibit A	Products
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Bill of Sale
Exhibit D	Transition Services Agreement
Exhibit E	Assignment and Assumption Agreement

Schedules:
Schedule 2.1(a)*	Assumed Contracts
Schedule 2.6*	Inventory Valuation
Schedule 2.7*	Allocation of Purchase Price
Schedule 2.10*	Provisional Coupon Prefund Balance
Schedule 5.3*	Non-contravention
Schedule 5.5*	Financial Information
Schedule 5.10*	Intellectual Property
Schedule 5.15(f)*	Regulatory Fees

*	Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of this schedule or exhibit to the Securities and Exchange Commission upon request.

EXHIBITS TO MERUS APA

Exhibit A	Products

Exhibit A

PRODUCTS

10122-0321-05 Factive® (gemifloxacin mesylate) Tablets 320mg 5 Tablet in 1 Blister Pack 10122-0321-07

Factive® (gemifloxacin mesylate) Tablets 320mg 7 Tablet in 1 Blister Pack 10122-0321-01 Factive®

(gemifloxacin mesylate) Tablets 320mg 1 Tablet in 1 Blister Pack

EXHIBITS TO MERUS APA

Exhibit B	Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, entered into on March 7, 2012 by Cornerstone Therapeutics Inc., a Delaware corporation (the “Seller”) and Merus Labs, a Canadian corporation (the “Purchaser”).

WITNESSETH

WHEREAS, the Purchaser and the Seller are parties to that certain Asset Purchase Agreement dated March     , 2012 by and between Purchaser and Seller (the “Agreement”).

WHEREAS, pursuant to the Agreement, the Seller agreed to assign and the Purchaser agreed to assume certain contracts of the Seller, including those listed on Schedule 2.1(a) attached to this Assignment and Assumption (the “Transferred Contracts”).

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

1. Effective from and after the Closing, the Seller hereby assigns to the Purchaser, free and clear of all Liens, the Transferred Contract.

2. Effective from and after the Closing, the Purchaser hereby assumes the Transferred Contract.

3. This Assignment and Assumption Agreement shall be construed and enforced in accordance with applicable federal law and the laws (other than the conflict of law rules) of the State of New York.

4. In the event that any provision of this Assignment and Assumption Agreement is construed to conflict with a provision of the Agreement, the provision in the Agreement shall be deemed controlling.

5. This Assignment and Assumption Agreement shall bind and shall inure to the benefit of the respective parties and their assigns, transferees and successors.

[The rest of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first above written.

CORNERSTONE THERAPEUTICS INC. (as successor to Cornerstone Biopharma, Inc. and parent of Aristos Pharmaceuticals, as applicable)

By
Name:
Title:

PURCHASER

By
Name:
Title:

EXHIBITS TO MERUS APA

Exhibit C	Bill of Sale

BILL OF SALE

BILL OF SALE, made, executed and delivered on March 7, 2012, Cornerstone by Therapeutics Inc., a Delaware corporation (the “Seller”), acting on behalf of itself and all of its subsidiary and affiliated companies, and Merus Labs Inc., a Canadian corporation (the “Purchaser”).

WITNESSETH

WHEREAS, the Seller and the Purchaser are parties to that certain Asset Purchase Agreement dated March 7,2012 by and between Purchaser and Seller (the “Agreement”), providing for, among other things, the transfer and sale to the Purchaser of the Purchased Assets (such capitalized term and, except as defined herein, all other capitalized terms used herein shall have the same meanings ascribed to them in the Agreement), and on the terms and conditions provided in the Agreement.

WHEREAS, the Purchaser and the Seller now desire to carry out the intent and purpose of the Agreement by the Seller’s execution and delivery to the Purchaser of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to the Purchaser of the Purchased Assets, subject to the Assumed Liabilities and subject to the terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby, effective from and after the date hereof, sell, convey, assign, transfer and deliver unto the Purchaser and its successors and assigns, forever, the entire right, title and interest in, to and under the Purchased Assets, subject only to the Assumed Liabilities and subject to the terms and conditions of the Agreement and free and clear of Liens.

TO HAVE AND TO HOLD the Purchased Assets unto the Purchaser, its successors and assigns, FOREVER.

This Bill of Sale shall be construed and enforced in accordance with applicable federal law and the laws (other than the conflict of law rules) of the State of New York.

In the event that any provision of this Bill of Sale is construed to conflict with a provision of the Agreement, the provision of the Agreement shall be deemed to be controlling.

This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Seller and the Purchaser.

[The rest of this page intentionally left blank]

IN WITNESS WHEREOF, this Bill of Sale has been duly executed and delivered by a duly authorized representative of the Seller on the date first above written.

CORNERSTONE THERAPEUTICS INC.

By
Name:
Title:

EXHIBITS TO MERUS APA

Exhibit D	Transition Service Agreement

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), is effective as of March 7th, 2012 (the “Effective Date”), is made by and between “Cornerstone Therapeutics Inc” (Cornerstone), and Merus Labs Inc (“Merus”).

WITNESSETH:

WHEREAS, pursuant to the terms of an Asset Purchase Agreement dated March 7, 2012 between Cornerstone and Merus (the “Asset Purchase Agreement”), Cornerstone has sold certain assets and granted certain licenses to Merus in and for the Territory; and

WHEREAS, in connection with the Asset Purchase Agreement, Merus desires and Cornerstone is willing, to provide certain warehousing, distribution and other transition services during the Transition Period (as hereinafter defined) with respect to Products (as hereinafter defined) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1	The following terms as used in this Agreement, whether used in the singular or the plural, shall have the meanings as set forth in this Article 1.

“Affiliate” shall mean any company or business entity directly or indirectly controlled by, controlling or under common control with a party to this Agreement. For this purpose, “control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a company or business entity and control is conclusively presumed in case of direct or indirect ownership of more than 50% (fifty percent) of the voting stock of such company or the right to receive over fifty percent (50%) of the profits or earnings of an entity. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

“Business Day” means a day on which banks are open for business in the City of Montreal, but does not include a Saturday, Sunday or holiday in the State of North Carolina

“Confidential Information” shall have the meaning given such term in Section 7.6 hereof.

“Customer Notice” shall have the meaning given such term in Section 2.7 hereof.

“Effective Date” shall have the meaning given such term in the introductory paragraph to this Agreement.

“Formulary Notice” shall have the meaning given such term in Section 2.8 hereof.

“FDA” means the US Food and Drug Administration

“Products” means:

10122-0321-05 Factive® (gemifloxacin mesylate) Tablets 320mg 5 Tablet in 1 Blister Pack

10122-0321-07 Factive® (gemifloxacin mesylate) Tablets 320mg 7 Tablet in 1 Blister Pack

10122-0321-01 Factive® (gemifloxacin mesylate) Tablets 320mg 1 Tablet in 1 Blister Pack

“Recall” with respect to any Product, shall mean a “recall”, or “product withdrawal” or “stock recovery”, as those terms are defined in the Recall Procedures, and shall include any post-sale warning or mailing of information regarding such Product, including those warning or mailings described in the Recall Procedures.

“Recall Procedures” means the Product Recall Procedures consistent with GMP and Cornerstone Standard Operating Procedures.

“Regulatory Files” has the meaning ascribed thereto in the Purchase Agreement.

“Statutory Provision” shall have the meaning given such term in Section 1.2(e) hereof.

“Term” shall have the meaning given to such term in Article 6 hereof.

“Territory” means the country of US.

“Transition Services” shall have the meaning given to such term in Section 2.1.

“Transition Period” means the period from the Effective Date until [***];

1.2.	Interpretation

(1)	Unless the context otherwise requires in this Agreement, reference to:

(a)	one gender includes the others;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a person includes a natural person, corporation, judicial entity, association, statutory body, partnership, limited liability company, joint venture, trust, estate, unincorporated organization or government, state or any political subdivision, instrumentality, agency or authority;

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

(d)	a party includes the party’s executors, administrators, successors and permitted assigns;

(e)	a statute, regulation or provision of a statute or regulation (“Statutory Provision”) includes:

(i)	that Statutory Provision as amended or re-enacted from time to time; and

(ii)	a statute, regulation or provision enacted in replacement of that Statutory Provision; and

(f)	money or ‘$’ is to dollars of United States unless otherwise stated.

(2)	Including and similar expressions are not words of limitation.

(c)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(4)	Headings and any table of contents or index are for convenience only and do not form part of this Agreement or affect its interpretation.

(5)	Any reference in this Agreement to “this Agreement” includes all schedules to this Agreement and all amendments, additions and variations thereto agreed between the parties. Any references to “articles”, “sections” and “schedules” in this Agreement shall be construed as references to the articles, sections and schedules of this Agreement.

(6)	A provision of this Agreement must not be construed to the disadvantage of a party merely because that party was responsible for the preparation of the Agreement or the inclusion of the provision in the Agreement.

(7)	If an act must be done on a specified day which is not a Business Day, it must be done instead on the next Business Day.

2.	TRANSITION SERVICES

2.1.	Transition Services. Subject to the terms and conditions of this Agreement, during the Transition Period, Merus hereby retains Cornerstone to provide, and Cornerstone hereby agrees to provide (or cause a third party contractor to provide) for Merus, certain warehousing, distribution, customer service and accounts service, in connection with Merus’s distribution of Products in the Territory including, without limitation, providing warehousing space, providing appropriate personnel to accept and warehouse inventory of Products shipped to its or its agents’ facilities, arranging for the shipping and delivery of Products to customers, providing certain administrative and support services in connection with Merus distribution of Products in the Territory, providing certain regulatory, pharmacovigilance, medical information and quality assurance services consistent with Cornerstone past standards and maintaining the Regulatory Files for the Product in compliance with FDA standards and regulations, all as more specifically set forth in Schedule 2.1 attached hereto and made a part hereof (collectively, the “Transition Services”). During the Transition Period Cornerstone will ensure that appropriate personnel are available to provide the Transition Services.

2.2.	Compliance with Laws. Each party shall, and shall cause its respective employees to, comply with all provincial, federal, local and foreign laws, regulations and orders which may be applicable to the Transition Services.

2.3.	Standard of Performance. Cornerstone shall ensure that the Transition Services are provided commensurate with the standard of care, and as applicable in accordance with good manufacturing practices, as used by CORNERSTONE in the performance of the same or similar functions for itself in relation to Products immediately preceding the Effective Date.

2.4.	Title and Risk of Loss. Title to the Products subject to Transition Services hereunder shall at all times remain with Merus and, subject to Article 5, Merus assumes all risk of loss of such Products as of the Effective Date. The Products while in Cornerstone’s possession and control will be insured by Merus at Merus’s expense. CORNERSTONE shall have no risk or liability for loss or casualty to the Products except in the event that any loss or damage to such goods is shown to have resulted from the gross negligence or willful misconduct by CORNERSTONE.

2.5.	Product Returns. The respective responsibilities of CORNERSTONE and Merus for returns of the Products are set forth in the Asset Purchase Agreement

2.6.	Customers. CORNERSTONE shall deliver the notice to be sent to all contracted customers, buying groups, trade customers, and wholesalers, notifying them of the transfer of the sales, distribution and customer support services for the Product from CORNERSTONE to Merus, which notice shall be in the form set forth in Schedule 2.6 (the “Customer Notice”) and shall be transmitted within five (5) Business Days of receipt of written notice from Merus which in no event shall be later than five (5) Business Days following the end of the Transition Period.

2.7.	Formularies and Private Health Insurers. CORNERSTONE shall deliver the notice to be sent to public insurers, including formularies, and to private insurers, as applicable, notifying them of the transfer of the sales, distribution and customer support services for the Product from CORNERSTONE to Merus, which notice shall be in the form set forth in Schedule 2.7 attached hereto (the “Formulary Notice”) and shall be transmitted on the same date as the Customer Notice.

2.8.	Terms and Conditions. All Products distributed by CORNERSTONE hereunder shall be sold under and pursuant to the respective terms and conditions for each customer applicable to sales by CORNERSTONE immediately prior to the Effective Date, which terms and conditions shall be deemed to have been adopted by Merus with respect to Products as of the Effective Date. CORNERSTONE shall provide Merus ten (10) Business Days’ prior written notice of any changes to such terms and conditions.

2.9.

Cornerstone Sales Prior to Effective Date. CORNERSTONE shall, for its own account, sell and distribute Products in the Territory for all purchase orders that CORNERSTONE received and which have been shipped to its wholesalers or other customers prior to the Effective Date. All costs and profits related to such sales shall be entirely for the benefit of CORNERSTONE and the income therefrom shall correspondingly accrue to CORNERSTONE and be recorded by CORNERSTONE.

2.10.	Sales during Transition Period. During the Transition Period, all sales and distribution of the Product in the Territory to wholesalers or other customers shall be for the ultimate benefit of Merus. Unless otherwise agreed between the parties, Cornerstone will make no sales of Products during the Transition Period.

2.11.	Merus Sales. As of the Closing Date of the Asset Purchase Agreement, all sales and distribution of the Product in the Territory to wholesalers or other customers shall be the sole responsibility of Merus and be recorded by Merus.

2.12.	Audit. Upon reasonable prior written notice during the Transition Period and for 3 months thereafter, CORNERSTONE shall allow Merus and its representatives to inspect CORNERSTONE’s books and records relating to the Transition Services for the purposes of confirming CORNERSTONE’s compliance with this Agreement, provided that a CORNERSTONE representative is present during any such inspection. Merus, or its representative(s), shall conduct such audit, at its expense, during normal business hours at a time on which the parties have mutually agreed to, and in such a manner that does not unreasonably interfere with CORNERSTONE’s normal business activities.

3.	TAXES

Merus Responsible for Taxes. Any and all taxes (excluding income taxes based solely upon CORNERSTONE’s net income) relating to Transition Services provided under this Agreement, including, without limitation, sales, use, goods and services and excise taxes required to be paid by any tax authority shall be borne by Merus. Official receipts indicating proof of payment of any such taxes shall be secured and made available to CORNERSTONE upon request as evidence of payment.

4.	[INTENTIONALLY BLANK]

5.	[INTENTIONALLY BLANK]

6.	TERM AND TERMINATION

6.1.	This Agreement shall be effective as of the Effective Date and shall continue in effect until the last day of the Transition Period unless earlier terminated as provided in this Article 6 (the “Term”).

6.2.	This Agreement may be extended by agreement between the parties, it being understood that for any extension period Cornerstone will be compensated in a manner that is adequate to cover its costs in providing services after the Transition Period.

6.3.

The termination of this Agreement shall not affect the rights and obligations of the parties arising prior to such termination. Termination under this Article 6 shall relieve and release all parties from any liabilities and obligations under this Agreement other than those specifically set forth in this Article 6, those that survive termination in accordance with Section 7.14 and any and all obligations to indemnify the other party in accordance with Article 5. Notwithstanding any provision of the Purchase Agreement or any Related Agreement to the contrary, termination of this Agreement shall not affect the rights and obligations of the parties under the Purchase Agreement and the Related Agreements.

7.	MISCELLANEOUS

7.1.	Force Majeure. The parties shall not be liable for the failure or delay in performing any obligation under this Agreement, if and to the extent such failure or delay is due to (a) acts of God; (b) weather, fire or explosion; (c) war, terrorism, invasion, riot or other civil unrest; (d) governmental laws, orders, restrictions, actions, embargoes or blockades; (e) national or regional emergency; (0 injunctions, strikes, lockouts, labor trouble or other industrial disturbances; (g) shortage of adequate fuel, power, materials, or (h) any other event which is beyond the reasonable control of the affected party; provided that the party affected shall promptly notify the other of the force majeure condition and shall exert all commercially reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

7.2.	Regulatory Compliance and Approval. After the Effective Date and during the Transition Period, CORNERSTONE and Merus shall cooperate to fulfill all responsibilities for regulatory compliance that either CORNERSTONE or Merus may have with respect to the Product under applicable law and in accordance with the Purchase Agreement and the Related Agreements. As soon as Merus has received notice of approval from FDA in respect of the transfer of the Regulatory Files for the Product (i) Merus shall immediately notify CORNERSTONE in writing of such approval and (ii) CORNERSTONE shall have no further responsibility for medical inquiries, regulatory submissions, pharmacovigilance, matters, including adverse experience reports, product complaints or reporting product liability claims regarding the Product.

7.3.	Regulatory Compliance - Adverse Event, Product Complaint Reporting and Recalls. During the Transition Period, CORNERSTONE will be responsible for (i) managing Recall Procedures and (ii) filing adverse drug reaction reports with FDA and other applicable regulatory authorities for CORNERSTONE-branded Product sold by CORNERSTONE prior to the grant of the notice of compliance to Merus by FDA in respect of the Regulatory Files as required by applicable laws and regulations including but not limited to ICH guidelines. In the event of a Recall during the Transition Period, CORNERSTONE agrees that it will use commercially reasonable efforts to consult and work together with Merus in determining a course of action to handle the Recall. Merus will be responsible for (i) managing Recall Procedures and (ii) filing adverse drug reaction reports with FDA and other applicable regulatory authorities for Product after the Transition Period. During the Transition Period, each party shall provide, in writing to the other party, all information regarding adverse drug events and product complaints in Canada, immediately but no later than one (1) calendar day after becoming aware of such information, in the form and format received.

7.4.	Choice of Law. This Agreement, and all disputes arising out of or relating to this Agreement, or the performance, enforcement, breach or termination hereof or thereof, and any remedies relating thereto, shall be construed, governed by and interpreted in accordance with the laws of the State of New York, without regard to the choice of Law principles thereof. Each Party consents to the exclusive jurisdiction of the Federal and State courts located in New York City, New York.

7.5.	Independent Contractor. The parties hereto are independent contractors. Nothing in this agreement is intended or shall be deemed to constitute a partnership, agency, franchise or joint venture relationship between the parties. Neither party shall enter into any agreements or make any commitments for the other.

7.6.	Confidentiality. The terms of the confidential disclosure agreement effective as of November , 2011 between Cornerstone and Merus shall govern this Agreement

7.7.	Assignment. Neither party may assign or transfer this Agreement, in whole or in part, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, except that either party may assign its rights and duties hereunder without obtaining such consent to any Affiliate. For greater certainty, the entering into by a party of any subcontracting, licensing or distributorship agreement shall not in itself constitute an assignment or transfer of this Agreement.

7.8.	Entire Agreement. This Agreement, together with the Asset Purchase Agreement and the Schedules attached hereto and thereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and except as expressly otherwise provided herein, supersedes and cancels all previous agreements, negotiations, commitments and writings in respect to the subject matter hereof.

7.9.	Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.10.	Modification and Waiver. No amendment, modification or alteration of the terms of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) and such waiver shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion. No delay on the part of any party exercising any right, power or privilege hereunder shall operate as a waiver thereof.

7.11.	Notices. Notices under this Agreement shall be given in writing and shall be given by delivery in person, by electronic or facsimile transmission or other standard forms of written communications, by overnight courier or by registered or certified mail, postage prepaid:

If to Cornerstone:

Cornerstone Therapeutics, Inc

1255 Crescent Green Drive

Cary, NC 27518

Attention: General Counsel

If to Merus:

Merus Labs, Inc.

Suite 301 - 30 St. Patrick Street

Toronto, ON, Canada M5T 3A3

Phone : 416-593-3725

Attention: Mr. Elie Farrah, President

or at such other address for a party as shall be specified by like notice. The date of giving any such notice shall be the date of hand delivery, the date of confirmed receipt if sent by electronic or facsimile transmission, or other standard forms of written communications, the day after delivery to the overnight courier service, and the date three (3) calendar days following the posting of the registered or certified mail.

7.12.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same agreement.

7.13.	Survival of Certain Provisions. The terms, provisions, representations, and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof (including, without limitation, any payment obligations arising or accruing prior the completion of performance, expiration or termination of this Agreement; Article 5; and Sections 2.4, 2.5, 2.13, 2.14, 3.2, 6.3, 6.4 and 7.2 to 7.13 inclusive and 7.15 to 7.19 inclusive) by either party or both parties hereunder shall so survive the completion of performance, expiration or termination of this Agreement.

7.14.	Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a pan hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the parties in order to accomplish, to the extent possible, the original business purpose and economic benefit of the original provision.

7.15.	Review by Legal Counsel. Each of the parties agrees that it has read and had the opportunity to review this Agreement with its legal counsel. Accordingly, the rule of construction that any ambiguity contained in this Agreement shall be construed against the drafting party shall not apply.

7.16.	Third Party Beneficiaries. Except as stated in Section 5.1 and 5.2, nothing in this Agreement, express or implied, is intended to confer upon any third party, any rights, remedies, obligations or liabilities.

7.17.	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or at equity.

7.18.	Further Assurances. Each party agrees to execute such further papers, agreements, documents, instruments and the like as may be necessary or desirable to effect the purpose of this Agreement and to carry out its provisions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

MERUS LABS INC.			CORNERSTONE

By:	/s/ Ali Moghaddam		By:	/s/ Andrew Powell
	Name:	Ali Moghaddam		Name:	Andrew Powell
	Title:	Vice President		Title:	EVP

EXHIBITS TO MERUS APA

Exhibit E	Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, entered into on March 7, 2012 by Cornerstone Therapeutics Inc., a Delaware corporation (the “Seller”) and Merus Labs, a Canadian corporation (the “Purchaser”).

WITNESSETH

WHEREAS, the Purchaser and the Seller are parties to that certain Asset Purchase Agreement dated March 7, 2012 by and between Purchaser and Seller (the “Agreement”).

WHEREAS, pursuant to the Agreement, the Seller agreed to assign and the Purchaser agreed to assume certain contracts of the Seller, including:

•

All the rights and obligations relating to the Factive ® product family under the Manufacturing Services Agreement effective 07/30/2010 by and between Patheon Pharmaceuticals Inc. (“Patheon”) and Cornerstone Therapeutics Inc. (“CRTX”) (the “Transferred Rights and Obligations under the Transferred Contract”).

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

1. Effective from and after the Closing, the Seller hereby assigns to the Purchaser, free and clear of all Liens, the Transferred Rights under the Transferred Contract.

2. Effective from and after the Closing, the Purchaser hereby assumes the Transferred Obligations under the Transferred Contract.

3. This Assignment and Assumption Agreement shall be construed and enforced in accordance with applicable federal law and the laws (other than the conflict of law rules) of the State of New York.

4. In the event that any provision of this Assignment and Assumption Agreement is construed to conflict with a provision of the Agreement, the provision in the Agreement shall be deemed controlling.

5. Purchaser acknowledges that under the Transferred Contract, a partial assignment will be subject to Patheon’s cost review of the assigned Products and Patheon may terminate this Agreement or any assigned part thereof, on 12 months’ prior written notice to Client and the assignee if good faith discussions do not lead to agreement on amended Manufacturing Service fees within a reasonable time.

6. This Assignment and Assumption Agreement shall bind and shall inure to the benefit of the respective parties and their assigns, transferees and successors.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date first above written.

CORNERSTONE THERAPEUTICS INC.

By
Name:
Title:

PURCHASER

By
Name:
Title: